Exhibit 99.1

Press Release

Federated Investors, Inc. Announces Special Dividend and New Share Repurchase Program

•	Board declares special dividend of $2.76 per share

•	Board authorizes additional 5 million share repurchase program

•	Company enters into $140 million credit agreement

(PITTSBURGH, Pa., August 19, 2008) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, today announced that the company’s board of directors declared a special cash dividend of $2.76 per share. Dividend payments for Q3 2008 will total $3.00 per share, including the $0.24 dividend paid on Aug. 15, 2008. Federated’s solid financial position allowed the board to declare the special dividend to return additional value to shareholders. The special dividend is payable on Sept. 15, 2008 to shareholders of record as of Sept. 9, 2008.

In addition, the board of directors authorized a new share repurchase program that allows Federated to buy back as many as 5 million additional shares of class B common stock in the future. The existing repurchase program has approximately 2.8 million shares remaining and expires at the end of 2008. Since its initial public offering in 1998, Federated has repurchased 36.3 million shares through its existing and prior share repurchase programs.

Federated has also entered into a $140 million term loan agreement. Federated anticipates funding from the term loan combined with the company’s existing $200 million revolving credit facility, cash flow from operations and available cash (approximately $135 million as of Aug. 18, 2008) will provide sufficient liquidity to finance the special dividend and share repurchase programs, as well as future dividends, acquisition-related payments and reasonably foreseeable cash needs.

“We believe that the special dividend and the new share repurchase program will provide additional value to our shareholders and that the new term facility gives the company a more efficient capital structure,” said Thomas R. Donahue, chief financial officer. “Federated has a strong and flexible balance sheet that positions the company to continue to pursue growth opportunities including acquisitions.”

Contacts:

MEDIA	MEDIA	ANALYSTS
Meghan McAndrew	J.T. Tuskan	Ray Hanley
(412) 288-8103	(412) 288-7895	(412) 288-1920
mmcandrew@federatedinv.com	jtuskan@federatedinv.com	rhanley@federatedinv.com

Federated Announces Special Dividend

Aug. 19, 2008

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $333.5 billion in assets as of June 30, 2008. With 147 mutual funds and a variety of separately managed account options, Federated provides comprehensive investment management to more than 5,400 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.

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Certain statements in this press release, such as those related to the company’s liquidity, future uses of cash, capital structure, and ability to pursue growth opportunities, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include the possibility that the company’s credit facilities, cash flow and available cash will not meet its liquidity needs, the company’s plans to use cash may change, the company’s assumptions regarding its capital structure may prove to be incorrect, and the company may be unable to pursue growth opportunities, as well as the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

Federated Securities Corp. is distributor of the Federated funds.

Separately managed accounts are made available through Federated Global Investment Management, Federated Investment Counseling and MDT Advisers, each a registered investment advisor.